Exhibit 99.1

Heska Corporation
Jon Aagaard
Director, Investor Relations
970.619.3033
investorrelations@heska.com

Heska Corporation Reports Fourth Quarter and Full Year 2019 Results
Full Year 2019 Revenue $122.7 Million
Full Year 2019 Diagnostic Consumable Sales up 19.7%
Core Lab Diagnostics Above 2019 Outlook Drives Strong Full Year Results

LOVELAND, CO, February 25, 2020 -- Heska Corporation (NASDAQ: HSKA; “Heska” or “Company”), a provider of advanced veterinary diagnostic and specialty products, today reported financial results for its fourth quarter and full year ended December 31, 2019. The Company reports results in two segments: Core Companion Animal (“CCA”) and Other Vaccines & Pharmaceuticals (“OVP”). The Company forecast provided during the February 25, 2019 release is referred to as "2019 Outlook".

Fourth Quarter, Full Year ("FY"), Year Over Year ("YOY"), and 2019 Outlook Comparison
$ in millions except Earnings Per Share ("EPS")

	Q4 ($)	Q4 (%) YOY	FY ($)	FY (%) YOY	2019 Outlook
Consolidated Revenue	$33.8	(0.9)%	$122.7	(3.8)%	$123.0
CCA Revenue	$30.8	8.9%	$106.6	(2.2)%	$105.0
Lab Consumables	$14.0	29.7%	$53.6	19.7%	$50.0 to $52.5
Instruments: Lab & Other	$2.9	27.5%	$10.5	6.1%	$10.7
Instruments: Infusion Pumps	$0.6	(42.3)%	$3.0	12.2%	$2.0
Imaging	$9.7	36.8%	$25.7	12.4%	$27.7
PVD	$3.6	(49.4)%	$13.8	(52.0)%	$13.5
OVP Revenue	$3.0	(48.7)%	$16.1	(13.1)%	$18.0

Consolidated Gross Margin	46.9%	1.5%	44.4%	—%	44.4%
CCA Gross Margin	51.0%	4.2%	50.3%	2.0%	50.1%
OVP Gross Margin	4.6%	(33.9)%	5.0%	(16.8)%	10.0%
GAAP Operating Margin	2.3%	(7.4)%	0.3%	(2.7)%
Non-GAAP Operating Margin(1)	4.3%	(6.1)%	0.8%	(8.0)%	0.1%

Net Loss Attributable to Heska	$(1.7)	(149.8)%	$(1.5)	(125.0)%
EPS, Basic	$(0.23)	(148.9)%	$(0.20)	(124.7)%
EPS, Diluted	$(0.23)	(152.3)%	$(0.20)	(127.0)%
Non-GAAP EPS, Diluted(1)	$0.07	(87.3)%	$0.37	(77.4)%
(1) See “Use of Non-GAAP Financial Measures” and the related reconciliations provided below.

Point of Care (“POC”) Lab Diagnostics for 2019
Heska’s POC Lab Consumables grew 19.7%, which was strongly above 2019 Outlook (12% - 17%). Heska outperformed 2019 Outlook in nearly all key blood diagnostics goals. Highlights include:
(1)Heska’s sixth year of net market share gains in end-user hospitals

(2)Strong retention (95%) and extensions of total Heska Reset subscribers
(3)Growth strongly above 2019 Outlook in Months Under Subscription and other key targets
(4)Strong growth in POC Lab Diagnostics margins and average subscriber utilization
Management Consolidated Overview
Kevin Wilson, Heska’s Chief Executive Officer and President, commented, “As promised, 2019 was the most transformative building period in the Company’s history. We did what we said we would do and we have made the Company stronger and more valuable. Heska’s core POC Lab Diagnostics business exceeded my 2019 expectations in nearly every way: (1) Heska continued to win net POC Diagnostics market share for the sixth year in a row to reach a historic annual growth rate of 19.7% in POC Lab Consumables; (2) our expanded sales teams won an excellent mix of the best and fastest growing hospitals to capture significant increases in test utilization; and (3) margins grew nicely and we captured significantly better-than-expected annual growth in Months Under Subscription, Minimum Contract Subscription Value, and Monthly Contract Subscription Value. We expect the direction of these positive Heska and broad-based pet healthcare trends to continue in 2020. Offsetting these successes, our reported profitability was reduced by: (1) previously announced softness in legacy contract manufacturing product lines, which are expected to begin returning in 2020, and (2) heavy investment in research and development and go-to-market team expansion. It is hard work making these investments and I am glad we have done so. These investments have reached critical milestones that are necessary for Heska’s multi-year success and value creation in this second half of our five-year plan. We are ready.”

Mr. Wilson continued, “We are firmly on the path we have articulated since 2018 to exponentially grow our opportunity. We believe we are very good at what we do and can be trusted to win with more tools and a larger canvas on which to use them. In the past twelve months, Heska has efficiently deployed capital to build and acquire very difficult to replicate assets that double our addressable geographic markets. At the same time, Heska has invested heavily in research and development to enter very large and new markets to more than double our addressable products revenue lines. Our balance sheet is in great shape and our cash generation has been positive, positioning us well for this next phase. Our strategy remains unchanged, while our tangible progress has made our target 2020 work even more clear:

(1) double Heska’s addressable customers and geography by integrating and growing Heska’s new international assets;
(2) double Heska’s addressable revenue streams by completing, launching, and expanding the testing menus of our all-new Element i+®, Element UF®, and Element RC® platforms; and
(3) continue to grow our baseline business with continued market share gains, subscriber retention, increased installed base utilization, and test menu expansions on current platforms.

After two focused years of preparation and investment in the first half of our five-year plan, we see each of these major initiatives driving economic performance by the end of 2020, with strong acceleration in the second half of our five-year plan. With these milestones clearly in our sights, I extend my most sincere admiration and thanks to each Heska team member. In a short time, their passion and dedication has transformed Heska into a global company with exclusive technologies, broad and difficult to replicate reach and capabilities, and above market growth potential. Heska is now set to capitalize on the best period of opportunity for a diagnostics company that I can recall in my nearly three decades in the animal healthcare space. Fully aware of the challenges in front of us and the strength and size of our competitors, I continue to expect our success because of the support of our people and customers, the size of our opportunity relative to our own size, the strength of our plan, partners and products, the favorable trends throughout the global animal healthcare market, and our unique position within this fast growing and consolidating market,” concluded Mr. Wilson.

Core Companion Animal (“CCA”) Segment
POC Lab Diagnostics
Subscriptions Performance. POC Lab Diagnostics is Heska’s largest, highest margin, and fastest growing business. Core POC Lab Diagnostics subscriptions performed above 2019 Outlook.

Year	Active Subscriptions	% Growth	Months Under Subscription	% Growth	Min CSV (Million)(1)	% Growth	Monthly CSV (Min CSV / Sub Mos)	% Growth
2013	370	N/A
2014	730	97%
2015	1,235	69%	54,200	N/A	$38.0	N/A	$655	N/A
2016	1,665	35%	68,750	27%	$51.0	34%	$742	13.3%
2017	1,950	17%	75,950	10%	$56.4	11%	$743	0.1%
2018	2,175	12%	90,844	20%	$71.9	28%	$791	6.5%
2019(2)	2,376	9%	100,249	10%	$101.6	41%	$1,014	28.1%
2019 Outlook	2,400	10%	96,690	6%	$83.5	16%	$864	9.2%
2020 Outlook(2)	2,702	14%	108,212	8%	$127.7	26%	$1,181	16.4%
(1) Contract subscription value includes individual Subscriber Minimums as estimate for corporate sites active.
(2) Includes international subscriptions for France and Australia. Excludes CVM (Spain) and scil.

Active subscriptions at year end were 2,376 (+9%), just short of our expectations in hospitals count but above our targets for quality and utilization within the mix. Our expanded sales teams delivered substantial outperformance in all other 2019 Outlook metrics: (1) Months Under Subscription to 100,249 (+10%); (2) Minimum CSV to $101.6 million (+41%); and (3) Monthly CSV (Minimum CSV / Months Under Subscription) to $1,014 (+28.1%), demonstrating positive analyzer type mix, new analyzer additions in return for extensions and Minimum CSV increases, above target success with high volume hospitals, healthy pricing and utilization, growing minimum commitments in new accounts and extending accounts, and excellent retention in the highest volume subscriptions.

Retention in Lab Diagnostics Subscriptions. On December 31, 2019, 95% of customers for Heska POC Lab Diagnostics were engaged in a long-term subscription agreement with Heska as their primary solution for POC blood diagnostics performed in their hospitals. Retention of total subscribers was 95% for 2019.

Lab Diagnostics Subscriptions. Individual hospital POC Lab Diagnostics installations were in-line with our expectations. Corporate account activations for 2019 progressed in-line with our 2019 forecast and remain a focus for the Company moving forward. Corporate account activations in 2019 were targeted towards larger utilizers activations rather than targeting a higher number of lower utilizers activations. The Company sees this trend continuing in 2020.

Lab Diagnostics Consumables. Lab Diagnostics Consumables performed well in 2019. Sales of Lab Diagnostics Consumables grew 19.7% to $53.6 million in 2019, compared to $44.8 million in 2018, and well above 2019 Outlook of 12% to 17%.

POC Global Imaging
Heska Imaging increased sales 12.4% for 2019. Full year sales of digital radiography products rose 9.0% domestically to $16.7 million, offset by softness in international distributor sales down to $2.6 million. In addition, domestic ultrasound sales were lower by approximately 22% ($0.7 million) in 2019 than in the prior year due to product availability from a planned change in original equipment manufacturer source.
Pharmaceuticals, Vaccines, Diagnostics (“PVD”)
Heartworm Preventive (Third Party) & Single Use Diagnostic. In the U.S., Tri-Heart® heartworm preventive is contract manufactured by Heska exclusively for Merck Animal Health sales to end-users. For the year, revenue from Merck related to Tri-Heart was $0.7 million, as compared to $15.6 million in 2018, a decrease of $14.9 million or 95%. The decline was anticipated as previously disclosed on our 2018 fourth quarter and full year earnings release.

Allercept Allergy Testing and Immunotherapy. Allercept® testing and immunotherapy is a proprietary technology for Heska. Allercept testing and immunotherapy sales grew 1.5% for the full year, to $10.6 million, in line with our 2019 Outlook.
Product Initiatives Driving Utilization and Market Share in CCA
Heska continues to focus on growing its highest quality revenues. Research and development is focused on pet and animal healthcare diagnostics innovations that are:

(1)	proprietary, exclusive, developed, manufactured, and sold by Heska;

(2)	sold globally into Heska direct channels and by partners where Heska is indirect; and

(3)	far out on the innovation and value-add curve to leapfrog and obsolete the competition.

For 2019, Heska invested $4.9 million more in research and development than the prior year and
$3.0 million more in sales and marketing related funds to expand the domestic and international sales teams. Product development, assay development, new analyzer releases, and test menu expansions are progressing positively for 2020.

Element RC® Rotor Chemistry
Element RC, Heska’s new rotor-based chemistry platform, is directly targeted to the Company’s geographic expansion as Heska’s core international chemistry offering. Element RC was introduced to the European market in June of 2019 and initial installations have been completed. Broad market release for the Element RC commenced in the third quarter of 2019 and early reception has been favorable. Full market release is ramping monthly in the first half of 2020 to coincide with Heska's international acquisitions and integrations in core European markets.

Element i+® Multiplex Immunodiagnostics
Element i+ is Heska’s next generation, multiplexing immunoassay platform for global veterinary and animal health applications. Element i+ significantly advances Heska’s current leading immunoassay platform with multiplexing test cartridges, superior analyzer design, lower cost, expansive roadmap of ‘first and only’ POC testing, and global market exclusivity within Heska’s full POC line. Element i+ was introduced to select sites in limited release in June of 2019 and early reception and feedback has been favorable. Full market release and menu availability is ramping monthly and Element i+ is expected to be broadly available in the first half of 2020, in North America, Europe, and Australia.

Element UF™ Urine and Fecal
Element UF is the world’s first artificial intelligence enabled urine and fecal imaging analyzer and consumables platform designed for the unique needs of the global veterinary and animal health markets. Element UF is expected to be a major first-mover innovation from Heska that solves big and important problems for veterinarians across the globe in a point of care market estimated to be $400 million in North America and of similar size outside of North America. This untapped market, relative to Heska’s size, is a very exciting market for Heska. Heska began pre-launch viewing of the Element UF at the VMX Conference in Orlando in January and the WVC Conference in Las Vegas in February. Response and demand has been very firm and enthusiastic, resulting in customer commitments from competitor customers as well as Heska Reset subscribers that have not only committed to Element UF, but have also agreed to increases to their existing Heska blood diagnostics suites’ Months Under Subscription and Minimum Subscriptions Value. The Company continues to believe, now more firmly than ever, in the demand opportunity for Element UF.

Element UF has for many quarters been scheduled for pre-release beginning in the third quarter of 2020. Heska’s research and development investments over the past two years to date have yielded on-target and on-time results; alpha Element UF instruments are in hand to begin verification, validation, and optimization of beta instruments design for final sign-off before full production is authorized. This next milestone for beta instruments delivery, verification, and validation is now moved to begin in the fourth quarter of 2020 (rather than the third quarter of 2020) due to three factors:

(1)
With Heska’s substantial acquisitions in Europe (see below), Heska is preparing Element UF launch for North America and now also European markets, with adjustments in manufacturing test cartridge and analyzer volume, supply chain and logistics, support network and logistics, and manufacturing and user safety certifications and requirements for European and other international markets.

(2)
Location of supply chain and manufacturing of final, commercially available Element UF analyzers in quantity is being re-evaluated, with plans in review to manufacture Element UF analyzers in the United States. While the Company does not anticipate major disruption in supply chain sourcing of components from countries affected by trade policies or health epidemics, allowances for delays are being incorporated into Element UF manufacturing schedules.

(3)	Allowance for further optimization of alpha design in advance of beta instruments delivery.
Business Development and Acquisition(s)
CVM Companies, Spain. On January 9, 2020 Heska announced that it funded its acquisition of 100% interest in CVM Diagnostico Veterinario, S.L. and CVM Ecografía, S.L. (referred to collectively as the “CVM Companies” or “CVM”) of Spain. The CVM Companies have been leading providers for over 25 years of imaging and blood testing products to the companion animal market in Spain, a market with approximately 6,000 veterinary clinics and hospitals. CVM Companies estimate their market share prior to the deal at #1 in Ultrasound, #1 in Digital Radiography, and #2 in POC Blood Diagnostics. The integration of CVM, while still early, is progressing well, with initial indications pointing toward favorable long-term opportunity for Heska in Spain and broader Europe.

scil animal care company, Germany. On January 14, 2020 Heska entered into an agreement to acquire 100% of the capital stock of scil animal care company GmbH (“scil”) from Covetrus, Inc (NASDAQ: CVET). Founded in 1998 and headquartered in Germany with operations in France, Italy, Spain and Canada, scil has grown into a veterinary point of care laboratory and imaging diagnostics leader, serving pets and their families across Europe and the globe. With the combination of two of the world’s top veterinary diagnostics companies servicing millions of pets through tens of thousands of veterinarians and active analyzers across the globe, Heska expects to:

•	reach over 25 countries to win a top three position in key markets to capture market share of at least: United States (≈12.5%), Canada (≈13%), Germany (≈40%), Spain (≈40%), France (≈30%),

and Italy (≈19%), and to leverage a strong and growing presence in the Czech Republic, the Netherlands, Poland, the United Kingdom, Australia, Latin America and Malaysia;

•	include over 500 total employees, with direct sales teams in 10 countries spanning Europe, North America and Australia;

•	generate approximately $200 million in sales for 2020, subject to the closing and closing date of the scil acquisition and other conditions;

•	derive ≈92% of sales in Core Companion Animal, with total 2020 sales estimated to come from Laboratory (≈55%), Imaging (≈25%), Other CCA (≈12%), and Other Vaccines and Pharma (≈8%); and

•	deliver a more favorable geographic sales mix from North America (≈67%) and greater Europe and rest of world (≈33%).
The scil acquisition remains on track to close in the second quarter of 2020, with a target of April 1, subject to customary closing conditions.
Other Vaccines & Pharmaceuticals (“OVP”) Segment
OVP Segment revenue of $16.1 million for the full year 2019 fell short of our expectations by $1.9 million as a result of reduced customer requirements and supply chain issues.
Consolidated 2020 Outlook
Industry Trends
The Company believes that pet owners, veterinarians, pricing, utilization, and overall industry trends continue to display broad-based health and that these factors are increasingly driving meaningful investment, consolidation and strategic activity in the industry. Pet owner visits to veterinary hospitals continue to progress in-line with previous years, with overall market growth rates, as confirmed by other market participants, anticipated to be approximately 5%.

Consolidated 2020 Outlook Overview
The table below introduces fiscal year 2020 guidance ranges ("2020 Outlook") for revenue and adjusted EBITDA margin for Heska Corporation. The impact of our recently announced intention to acquire scil is excluded from the 2020 Outlook. In addition, the forward-looking non-GAAP measure excludes estimates for taxes, interest, depreciation and amortization, transaction and other one-time costs, and stock-based compensation. Heska is unable to provide a reconciliation of the non-GAAP guidance measure to the corresponding GAAP measure on a forward-looking basis without unreasonable effort due to the high variability and low visibility of most of the excluded items. Material changes to any one of these items could have a significant impact on future GAAP results. Heska believes the non-GAAP presentation is more in-line with future ongoing operating performance.

	Actual 2019	2020 Outlook	Outlook 2020 Notes
Consolidated Revenue	$122.7	$135-$145
CCA Segment Revenue	$106.6	$120-$130
POC Laboratory	$64.1	$70-$80	POC Consumable growth 12%-17%
Global Imaging Revenue	$25.7	$25-$30
OVP Segment Revenue	$16.1	$15-$16
Adjusted EBITDA Margin(1)	8.5%	6%-8%
Dollars in millions
(1) Excludes estimates for taxes, interest, depreciation and amortization, acquisition and other one-time costs, and stock-based compensation. See “Use of Non-GAAP Financial Measures” and the related reconciliations for Actual 2019 provided below.
Core Companion Animal Segment 2020 Outlook Comments
Heska is pleased with underlying growth trends in POC Lab Diagnostics Consumables and Instruments in 2019 and over the past few years. The Company sees positive trends relating to core lab offerings in the domestic market. Due to the timing, size and nature of incremental test launches and the nature of Heska’s Reset subscriptions model on newly released analyzers and new analyzers placed, the impact to revenue from these new launches is anticipated to modestly begin in the latter half of 2020, and to accelerate in 2021. Heska remains committed to this strategy of building long-term economics and value through these sustainable subscription plans and intends to continue to follow this successful model in the future for current and new products.

Significant international revenue growth is expected via acquisitions of CVM Companies (Spain) and the upcoming acquisition of scil (Germany and greater core Europe).

For 2020, Heska anticipates continued and increasing competition for new customers and market share. To counter this competition and scale for new products releases, Heska will further grow investments in sales and marketing team expansion to deliver net customer gains, higher utilization in Heska subscriber hospitals, new activations in Heska’s corporately owned hospital group accounts, and stable Heska retention rates at or above the 95%.

Innovation to solve meaningful customer problems drives growth in POC Diagnostics. To meet and accelerate projects, the Company intends to continue research and development spending in 2020, in-line with 2019 spending rates. Heska expects equity in losses from unconsolidated affiliates in which Heska invested in 2018 to continue to negatively impact 2020 net income attributable to Heska. The Company believes investments such as these have the possibility to substantially benefit Heska’s long-term innovation pipeline and disruptive capabilities.

Diamond Animal Health Manufacturing of CCA Heska Diagnostics Core Products
Manufacturing and fulfilling Heska POC diagnostics devices and testing consumables from our USDA and FDA regulated Des Moines, Iowa based Diamond Animal Health facility (“Diamond”) is an opportunity for Heska in 2021. Heska is evaluating plans to utilize Diamond plant capacity to manufacture POC testing consumables and perform light POC analyzer assembly and testing to further shift Heska up the value creation chain in the POC diagnostics space. Diamond has for many years performed key CCA functions related to these initiatives, including: (1) POC analyzer intake, testing, certification, and delivery, (2) pick, pack, and shipment of most POC diagnostics consumables to end-user veterinary hospitals, (3) Allercept allergy immunotherapy production and fulfillment, and (4) many other key functions critical to the success of CCA. The Company sees expansion of these key skills and capabilities as a substantial value creation opportunity.

Other Vaccines and Pharmaceuticals Segment 2020 Outlook
Absent new initiatives in 2020, management expects OVP to achieve approximately $15.0 - $16.0 million in revenue.
2020 Investor and Analyst Day and Multi-Year Outlook
Heska had previously announced plans to host an Analyst and Investor Day on May 20, 2020 in New York City to discuss the Company’s strategic growth strategy and multi-year outlook. With the anticipated closing of the scil acquisition and anticipated first quarter earnings release so close to this scheduled date, the Company plans to host this Analyst and Investor Day on September 16, 2020 in New York City to discuss the Company’s growth strategy, consolidated performance including its recent major acquisitions, Element UF demonstration, and multi-year outlook. Details surrounding the event will be forthcoming. The Company intends to update investors on its first quarter earnings release incorporating the effects of the scil acquisition on the consolidated 2020 Outlook.
Investor Conference Call
Management will conduct a conference call on February 25, 2020 at 9 a.m. MT (11 a.m. ET) to discuss the fourth quarter and full year 2019 financial results. To participate, dial 1-800-289-0438 (domestic) or 1-323-794-2423 (international) and reference conference call access number 3028968. The conference call will also be broadcast live over the Internet at www.heska.com. To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register and download and install any necessary audio software. Telephone replays of the conference call will be available for playback until March 5, 2019. The telephone replay may be accessed by dialing 1- 844-512-2921 (domestic) or 1-412-317-6671 (international). The replay access number is 3028968.  The webcast will also be archived on www.heska.com for 90 days.

About Heska
Heska Corporation (NASDAQ: HSKA) manufactures, develops and sells advanced veterinary diagnostic and specialty healthcare products. Heska's business is composed of Core Companion Animal Health ("CCA") segment, which represents approximately 85% of revenue, and Other Vaccines & Pharmaceuticals ("OVP") segment, which represents approximately 15% of revenue. CCA segment includes, primarily for canine and feline use, Point of Care Laboratory testing instruments and consumables under a unique multi-year Reset subscription model, digital imaging products, software and services, local and cloud-based data services, allergy testing and immunotherapy, and single use offerings such as in-clinic diagnostic tests and heartworm preventive products. OVP segment includes, primarily for herd animal health, private label vaccine and pharmaceutical production under third party agreements and channels. For further information on Heska and its products, visit www.heska.com.

Forward-Looking Statements
This document contains forward-looking information related to the Company. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. All of the statements in this document, other than historical facts, are forward-looking statements and are based on a number of assumptions that could ultimately prove inaccurate and cause actual results to materially deviate from forward-looking statements. Forward-looking statements in this document include, among other things, statements with respect to Heska's future financial and operating results, future sales, sales split percentages, sales geography percentages, market share, and strategic goals, the expected timing of the scil acquisition and its anticipated benefits; anticipated investments and growth; and the number of customers that the Company will be able to acquire and retain. Such statements are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to, risks and uncertainties related to the closing of the scil acquisition; the ability to achieve the anticipated benefits of the scil acquisition; supplier availability, competing suppliers, any product’s ability to perform and be recognized as anticipated, in particular when such product is under development; Heska’s ability to sell and market its products in an economically sustainable fashion, including related to varying customs, cultures, languages and sales cycles and uncertainties with foreign political and economic climates; the Company’s ability to integrate the acquired scil business within its existing operations; and new product development and release schedules.

Other factors that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements include, among others, risks and uncertainties related to: the success of third parties in marketing our products; outside business interests of our Chief Executive Officer, our reliance on third party suppliers and collaborative partners; our dependence on key personnel; our dependence upon a number of significant customers; competitive conditions in our industry; our ability to market and sell our products successfully; expansion of our international operations; the impact of regulation on our business; the success of our acquisitions and other strategic development opportunities; our ability to develop, commercialize and gain market acceptance of our products; cybersecurity incidents and related disruptions and our ability to protect our stakeholders’ privacy; product returns or liabilities; volatility of our stock price; our ability to service our convertible notes and comply with their terms. Such factors are set forth under “Risk Factors” in the Company’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q.
Use of Non-GAAP Financial Measures
In addition to financial measures presented on the basis of accounting principles generally accepted in the U.S. (“U.S. GAAP”), we also present fourth quarter and full year 2019 operating income, operating margin, net income attributable to Heska, earnings per diluted share, Adjusted EBITDA, Adjusted EBITDA margin, and the effective tax rate, excluding acquisition and other one-time charges, which are non-GAAP measures. We also present fourth quarter and full year 2018 operating income, operating margin, net income attributable to Heska, earnings per diluted share, Adjusted EBITDA, Adjusted EBITDA margin, and the effective tax rate, excluding TCPA Settlement, which are non-GAAP measures. These measures should be viewed as a supplement to (not substitute for) our results of operations presented under U.S. GAAP. The non-GAAP financial measures presented may not be comparable to similarly titled measures of other companies because they may not calculate their measures in the same manner. A reconciliation of non-GAAP financial measures and most directly comparable GAAP financial measures is included in this release. Our management has included these measures to assist in comparing performance from period to period on a consistent basis.

HESKA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Revenue:
Core companion animal	$30,799	$28,271	$106,570	$108,924
Other vaccines and pharmaceuticals	2,968	5,793	16,091	18,522
Total revenue, net	33,767	34,064	122,661	127,446

Cost of revenue	17,937	18,592	68,212	70,808

Gross profit	15,830	15,472	54,449	56,638

Operating expenses:
Selling and marketing	7,221	6,364	27,678	24,663
Research and development	2,103	1,170	8,240	3,334
General and administrative	5,731	4,624	18,204	24,847
Total operating expenses	15,055	12,158	54,122	52,844
Operating income (loss)	775	3,314	327	3,794
Interest and other expense (income), net	1,978	(51)	2,910	(13)
(Loss) income before income taxes and equity in losses of unconsolidated affiliates	(1,203)	3,365	(2,583)	3,807
Income tax (benefit) expense:
Current income tax expense	247	84	359	140
Deferred income tax expense (benefit)	273	(259)	(1,805)	(2,255)
Total income tax expense (benefit)	520	(175)	(1,446)	(2,115)

Net (loss) income before equity in losses of unconsolidated affiliates	(1,723)	3,540	(1,137)	5,922
Equity in losses of unconsolidated affiliates	(139)	(72)	(594)	(72)
Net (loss) income after equity in losses of unconsolidated affiliates	(1,862)	3,468	(1,731)	5,850
Net loss attributable to redeemable non-controlling interest	(134)	—	(266)	—
Net (loss) income attributable to Heska Corporation	$(1,728)	$3,468	$(1,465)	$5,850

Basic (loss) earnings per share attributable to Heska Corporation	$(0.23)	$0.47	$(0.20)	$0.81
Diluted (loss) earnings per share attributable to Heska Corporation	$(0.23)	$0.44	$(0.20)	$0.74

Weighted average outstanding shares used to compute basic (loss) earnings per share attributable to Heska Corporation	7,514	7,351	7,446	7,220
Weighted average outstanding shares used to compute diluted (loss) earnings per share attributable to Heska Corporation	7,514	7,947	7,446	7,856

HESKA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2019	2018
	(UNAUDITED)
ASSETS

Current Assets:
Cash and cash equivalents	$89,030	$13,389
Accounts receivable, net of allowance for doubtful accounts of $186 and $245, respectively	15,161	16,454
Inventories, net	26,601	25,104
Net investment in leases, current, net of allowance for doubtful accounts of $105 and $40, respectively	3,856	2,989
Prepaid expenses	2,219	1,533
Other current assets	3,000	2,938
Total current assets	139,867	62,407

Property and equipment, net	15,469	15,981
Operating lease right-of-use assets	5,726	—
Goodwill	36,204	26,679
Other intangible assets, net	11,472	9,764
Deferred tax asset, net	6,429	14,121
Net investment in leases, non-current	14,307	11,908
Investments in unconsolidated affiliates	7,424	8,018
Other non-current assets	7,526	7,574
Total assets	$244,424	$156,452

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$6,600	$7,469
Due to – related parties	—	226
Accrued liabilities	6,345	10,142
Accrued purchase consideration payable	14,579	—
Current operating lease liabilities	1,745	—
Current portion of deferred revenue, and other	2,930	2,526
Total current liabilities	32,199	20,363

Convertible notes, long-term, net	$45,348	$—
Deferred revenue, net of current portion	5,966	7,082
Line of credit and other long-term borrowings	1,121	6,000
Non-current operating lease liabilities	4,413	—
Deferred tax liability	691	—
Other liabilities	152	598
Total liabilities	89,890	34,043

Redeemable non-controlling interest and mezzanine equity	170	—

Total stockholders' equity	154,364	122,409
Total liabilities, mezzanine equity and stockholders' equity	$244,424	$156,452

HESKA CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP OPERATING INCOME AND ADJUSTED EBITDA
($ in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Operating income	775	3,314	327	3,794
Acquisition-related costs(1)	$674	$—	$674	$—
Litigation and other one-time costs(2)	$—	$232	$—	$7,407
Non-GAAP operating income	$1,449	$3,546	$1,001	$11,201
Non-GAAP operating margin	4.3%	10.4%	0.8%	8.8%

Net (loss) income attributable to Heska Corporation	$(1,728)	$3,468	$(1,465)	$5,850
Income tax expense (benefit)	520	(175)	(1,446)	(2,115)
Interest expense (income)	2,075	4	2,428	49
Depreciation and amortization	1,157	1,122	4,916	4,595
EBITDA	$2,024	$4,419	$4,433	$8,379
Acquisition-related costs(1)	674	—	674	—
Litigation and other one-time costs(3)	(250)	232	307	7,407
Stock-based compensation	1,343	1,453	4,968	5,227
Adjusted EBITDA	$3,791	$6,104	$10,382	$21,013
Adjusted EBITDA margin(4)	11.2%	17.9%	8.5%	16.5%

(1) To exclude the effect of one-time charges of $0.7 million in the fourth quarter and for the full year 2019 incurred as part of the expected acquisition of scil animal care company GmbH.

(2) To exclude $0.2 million and $7.4 million in the fourth quarter of 2018 and for the full year 2018, respectively, due to the agreement in principle to settle the complaint filed against the Company for $6.75 million, approximately $0.6 million of legal costs incurred in relation to the settlement negotiation, and other one-time costs.

(3)To exclude the effect of one-time benefit of $0.3 million for the fourth quarter of 2019 related to the insurance recovery of cyber incident and a net charge of $0.3 million for the full year of 2019 related to the costs associated with the cyber incident. In addition, this excludes $0.2 million and $7.4 million in the fourth quarter of 2018 and for the full year 2018, respectively, as noted above.

(4) Adjusted EBITDA margin is calculated as the ratio of adjusted EBITDA to revenue.

HESKA CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP NET INCOME PER DILUTED SHARE
(shares in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
GAAP net income attributable to Heska per diluted share	$(0.23)	$0.44	$(0.20)	$0.74
Acquisition-related costs(1)	0.08	—	0.08	—
Litigation and other one-time costs(2)	(0.03)	0.03	0.04	0.94
Amortization of debt discount and issuance costs	0.19	—	0.23	0.01
Stock-based compensation	0.17	0.18	0.62	0.67
Loss on equity investee transactions	0.02	0.01	0.07	0.01
Estimated income tax effect of above non-GAAP adjustments(3)	(0.11)	(0.06)	(0.26)	(0.40)
Discrete tax benefits associated with stock-based compensation activity	(0.02)	(0.06)	(0.21)	(0.33)
Non-GAAP net income per diluted share	$0.07	$0.54	$0.37	$1.64

Shares used in diluted per share calculations	8,036	7,947	7,977	7,856

(1) To exclude the effect of one-time charges of $0.7 million in the fourth quarter and for the full year 2019 incurred as part of the expected acquisition of scil animal care company GmbH.

(2) To exclude the effect of a one-time benefit of $0.3 million for the fourth quarter of 2019 of insurance recovery relating to the cyber incident disclosed in the third quarter 2019, and a net charge of $0.3 million for the full year of 2019 related to the net loss after insurance recovery associated with the cyber incident. In addition, this also excludes $0.2 million and $7.4 million in the fourth quarter of 2018 and for the full year 2018, respectively, due to the agreement in principle to settle the complaint filed against the Company for $6.75 million, approximately $0.6 million of legal costs incurred in relation to the settlement negotiation, and other one-time costs.

(3) Represents income tax expense utilizing an estimated effective tax rate that adjusts for non-GAAP measures including: acquisition-related costs, litigation and other one-time costs, amortization of debt discount and issuance costs, and stock-based compensation. Adjusted effective tax rates are 25% for the fourth quarter and full year 2019 and 24% for the fourth quarter and full year 2018.